PROMISSORY NOTE

                             $200,000 April 3, 1998



Borrower:             JOSEPH G. PARHAM, JR.
                      89 Glen Road, UC 5
                      Brookline, MA 02146

Lender:               Polaroid Corporation (Polaroid)
                      549 Technology Square
                      Cambridge, MA 02139

Principal:            $200,000

Interest Rate:        Fixed interest rate of 7%.

Payment Schedule:     Mr. Parham shall pay the full amount of this loan with
                      interest on the earlier of December 31, 2003, or six (6) months after his date of termination of employment.

                      Payment shall be made in a balloon payment upon maturity.

Maturity Date:        December 31, 2003.

Prepayment Premium:   None

Promise to Pay:       FOR VALUE RECEIVED, Mr. Parham promises to pay to the
                      order of Polaroid (or to such other person or at such other place as the Holder of this Note may designate in writing) the Principal according to the designated Payment
                      Schedule until the entire Principal has been repaid or the Maturity Date, whichever shall occur first.

Right of Prepayment:  This Note may be prepaid in full or in part at any time without penalty, but partial prepayment shall not defer Mr. Parham's obligation.

Late Payment:         If the loan is not repaid in full on or before December
                      31, 2003, or within six (6) months after his termination of employment, whichever is earlier, Mr. Parham shall pay an interest rate of late charge of 2% over Prime Lending
                      Rate per annum and calculated quarterly on the amount overdue for time the that such due payment remains unpaid.

Failure to Repay:     At Polaroid's election, this Note shall become immediately due and payable without notice or demand (and notwithstanding any prior waiver of any breach or default or

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                                      -2-

                      other indulgence), if a receiver of Parham's property shall be a ppointed, or if a petition in bankruptcy or other similar proceeding under any law for relief of debtors shall be filed by or against Mr. Parham, and in the case of involuntary proceedings an order for relief is entered or the petition remains undismissed for 90 days.

Polaroid's Costs
 and Expenses:        Mr. Parham agrees to pay all costs and expenses incurred
                      by Polaroid in connection with this indebtedness, including all reasonable attorneys' fees for collection made under this Note.

Waivers and Assent:   Mr. Parham: (a) waives presentment, demand, protest, and
                      all other defenses in the nature thereof; (b) waives any defenses based upon, and specifically assents to, all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forebearances which may be granted by Polaroid to Mr.
                      Parham under this Note.

Enforceability:       The determination that one or more provisions of this Note are invalid or unenforceable under law shall not affect the validity or enforceability of the remaining provisions of this Note.

Executed as a sealed instrument under Massachusetts Law.

Witness to Both:


JOSEPH G. PARHAM
------------------------------------------
JOSEPH G. PARHAM


FOR POLAROID:


by: GARY T. DICAMILLO
    --------------------------------------
    GARY T. DICAMILLO
    Chief Executive Officer